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                                                                     Exhibit 21

               SUBSIDIARIES OF PIONEER-STANDARD ELECTRONICS, INC.


                                            State or jurisdiction of
Subsidiaries of the Company                 Organization or Incorporation
---------------------------                 -----------------------------

Pioneer-Standard of Maryland, Inc.          Maryland
Pioneer-Standard Canada Inc.                Ontario
Pioneer-Standard FSC, Inc.                  Virgin Islands of the United States
Pioneer-Standard Illinois, Inc.             Delaware
Pioneer-Standard Minnesota, Inc.            Delaware
Pioneer-Standard Electronics, Ltd.          Delaware
Dickens Data Systems, Inc.                  Georgia
The Dickens Services Group, a Pioneer-      Delaware
     Standard Company, LLC